NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

GASTAR EXPLORATION ANNOUNCES 138% INCREASE IN PROVED

RESERVES AND PROVIDES 2012 CAPITAL BUDGET AND FIRST

QUARTER PRODUCTION GUIDANCE

HOUSTON, January 31, 2012 – Gastar Exploration Ltd. (NYSE Amex: GST) (“Gastar” or the “Company”) today announced its total proved Securities Exchange Commission (“SEC”) reserves as of December 31, 2011 and approved its 2012 capital budget.

Proved Reserves

Gastar reported year-end 2011 proved natural gas, oil and condensate and natural gas liquids (NGLs) reserves of 119.7 Bcfe estimated in accordance with SEC regulations. This represents an increase of 138% over year-end 2010 proved reserves of 50.3 Bcfe. Of the 119.7 Bcfe, 76.6% were attributable to natural gas, 9.6% to oil and condensate and 13.8% to NGLs. The pre-tax present value discounted at 10% (“PV-10”) of the estimated proved reserves increased to $217.1 million from $67.3 million at year-end 2010. The Appalachian Basin represented 70% of proved reserve volumes and 80% of the PV-10 value with East Texas comprising the majority of the remainder of proved reserves and PV-10 value.

Proved undeveloped reserves at year-end 2011 represented approximately 34% of total proved reserves compared to approximately 17% at year-end 2010. Proved undeveloped reserves at year-end 2011 were comprised of 41.2 Bcfe of Appalachia Basin reserves having a PV-10 value of $67.3 million.

In accordance with SEC regulations, estimates of proved reserves as of December 31, 2011 were made using the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2011. For natural gas volumes, the average Henry Hub price utilized was $4.12 per MMbtu, and for oil volumes, the average West Texas Intermediate price utilized was $92.71 per barrel. The natural gas and oil prices are adjusted for energy content or quality, transportation and regional price differentials by area.

The Appalachian Basin proved reserves estimates as of December 31, 2011 were prepared by Wright & Company, Inc. Netherland Sewell & Associates, Inc. prepared the East Texas and other areas reserves as of December 31, 2011.

2012 Capital Budget

Gastar’s Board of Directors has approved a 2012 capital budget totaling $134.2 million. In Appalachia, the Company expects to spend $103.0 million for drilling, completion, infrastructure, lease acquisition and seismic costs. In East Texas, the Company has budgeted $6.5 million. In addition, the Company has allocated $19.8 million for a new Mid-Continent oil-focused venture and $4.9 million for capitalized interest and other costs. Drilling and completion costs represent approximately $100.5 million of the total capital budget, of which $88.9 million, or 89%, will be spent on activities in the liquids-rich window of the Marcellus Shale, and an additional $7.8 million, or 8%, will be directed to drilling the new oil venture. Gastar anticipates funding this capital activity through existing cash balances, internally generated cash flow from operating activities, borrowings under the revolving credit facility and possible future at-the-market issuances of Series A Preferred Stock by Gastar Exploration USA, Inc. (“Gastar USA”), Gastar’s first tier subsidiary and primary operating company. Gastar exited 2011 with $30 million outstanding under its revolving credit facility and $10.6 million in cash.

Included in the 2012 capital budget are plans to drill and complete 20 gross (10 net) operated new Marcellus horizontal wells in Marshall County, West Virginia, along with the completion of 10 gross (4.5 net) additional operated Marcellus horizontal wells that were drilled and awaiting completion as of December 31, 2011. Gastar exited 2011 with 9 gross (4.0 net) operated Marcellus wells completed.

As mentioned above, Gastar has acquired an initial lease position in a new oil play located in the Mid-Continent region and plans to build the position, along with its partner, to approximately 25,000 gross (12,500 net to Gastar) acres in 2012. Drilling is planned to commence in the second half of 2012 in hopes of developing a program focused on low-cost, repeatable horizontal development of conventional oil-bearing formations. Three gross (1.5 net) initial horizontal wells are planned to be drilled and completed in this area during 2012. The Company will provide additional details on this new oil play after Gastar and its partner have acquired sufficient acreage to allow a multi-year development plan to be undertaken.

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Production Guidance

Based on the approved capital expenditure budget, Gastar expects first quarter 2012 production to range from 26 MMcfe/d to 28 MMcfe/d. Gastar’s operated production and sales in West Virginia continues to be impacted by issues with high line pressures on the third-party operated gathering system. The operator of the gathering system anticipates having the line pressure issues alleviated by early February. The continued focus on condensate and oil and NGL-rich projects should result in Gastar’s first quarter 2012 production profile containing approximately 12% to 16% liquids.

Preferred Share Issuances

During the fourth quarter ended December 31, 2011, Gastar USA issued 554,044 preferred shares for net proceeds of $10.5 million resulting in year-end 2011 total preferred shares issued of 1,364,543 for net proceeds of $27.4 million. To date during January 2012, Gastar USA has issued an additional 499,387 preferred shares for net proceeds of $9.4 million, resulting in inception to date net proceeds of $36.8 million.

J. Russell Porter, Gastar’s President and CEO, commented: “This 138% increase in our proved reserves in 2011, and the 223% increase in the PV-10 value of those reserves, reflects the significant success we achieved developing our Marcellus acreage. It also reflects the benefit of the $40 million drilling carry we utilized during the year in the Marcellus Shale and the benefit of strong oil and liquids prices.

“By concentrating on developing our liquids-rich acreage, we are raising the percentage of oil, condensate and NGLs in our production profile. As we test and potentially develop our new oil play in the Mid-Continent, we may have an opportunity to further increase the liquids content of our reserves and production even more substantially.”

About Gastar Exploration

Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States. Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as shale resource plays. We are pursuing natural gas exploration in the Marcellus Shale in the Appalachian area of West Virginia and central and southwestern Pennsylvania and in the deep Bossier gas play in the Hilltop area of East Texas. We also conduct limited coal bed methane development activities within the Powder River Basin of Wyoming and Montana. For more information, visit our web site at www.gastar.com.

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Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risk inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

Gastar’s capital budget is subject to revision and reevaluation dependent upon future developments including drilling results, availability of crews, supplies and production capacity, weather delays, significant changes in commodities prices or drilling costs.

Year-end pre-tax discounted present value of proved reserves, or PV-10, is a non-GAAP financial measure as defined by the SEC. It differs from Standardized Measure of Discounted Future Net Cash Flows (“SMOG”) in that PV-10 excludes the discounted value of estimated future income taxes. We believe that the presentation of PV-10 is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure. We further believe investors and creditors use PV-10 as a basis for comparison of the relative size and value of our reserves as compared with other companies. The discounted value of future income taxes is being evaluated and estimated in connection with completion of Gastar’s 2011 financial statements and a reconciliation of PV-10 to SMOG will be included in Gastar’s Form 10-K.

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